THIRD NOTE AMENDMENT AGREEMENT


Reference is made to that certain Convertible Secured Subordinated Note (the "Note") by and between Sono-Tek Corporation ("Sono-Tek" or the "Company") and (the "Holder") in the principal amount of $DOLLARS made as of November 16, 1993, and the Note Amendment Agreement made as of March 23, 1995 and the Second Note Amendment Agreement made as of April 30, 1996.

Whereas the Company has not made several interest payments to Holder which were due on the dates and in the amounts shown in Attachment 1 hereto, and

Whereas the failure of the Company to make said interest payments on the dates due constitutes an act of default in accordance with the terms of the Note, and

Whereas it is unlikely that the Company will be able to repay the principal amount of the Note in the amount stated above when such amount becomes due on August 15, 1997.

Now, therefore, the Company and the Holder hereby agree as follows:

1. The total amount of past due interest as shown on Attachment I hereto, as well as interest due on the past due interest, shall be paid to the Holder by the Company as soon as practical after the signing of this Agreement. Payment shall be in the form of shares of the Company's Common Stock, which number was determined by dividing the total amount of past due interest and interest thereon by $0.40.

        These shares shall bear the restrictive legend set forth in Attachment II hereto.

2. The Holder agrees to waive the right of default and will not seek any remedies against the Company provided in the Note based on the failure of the Company to pay, in a timely fashion, the interest payments described in Paragraph 1.

3. The Holder agrees to extend the due date of the Note from August 15, 1997 until August 15, 2000.

4. The Company shall pay interest to the Holder for each of the additional three years at a rate equal to 1% below the prime rate as announced by the Wall Street Journal on August 15, 1997, August 15, 1998, and August 15, 1999. Interest shall be payable quarterly in arrears on the 15th day of November, February, May, and August.

5. From the date hereof until March 1, 1998, the Holder agrees to waive the right of default and will not seek any remedies against the Company provided in the Note based on the failure of the Company to pay, in a timely fashion, the interest payments due commencing on May 15, 1997 and continuing through February 15, 1998.

6. Holder, by his signature hereto, agrees to all of the provisions of Attachment II.



April 30, 1997
Sono-Tek Corporation


---------------                                           ----------------
James L. Kehoe                                                 NAME
Chief Executive Officer

                                       42